Exhibit 99.1

                                           Unocal
                                           2141 Rosecrans Avenue, Suite 4000
                                           El Segundo, California 90245

                                   [UNOCAL 76 LOGO]

                                           NEWS RELEASE

                                           Contact:    Barry Lane (Media)
                                                       310-726-7731
                                                       Robert Wright (Investors)
                                                       310-726-7665

  Delaware court issues injunction in Unocal exchange offer for Pure Resources
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       El Segundo, Calif., Oct. 1, 2002 -- Unocal Corporation (NYSE: UCL) today said that the Delaware Chancery Court has issued a preliminary injunction that prevents Unocal and its subsidiary, Union Oil Company of California, from completing Union Oil's exchange offer for the shares of common stock of Pure Resources, Inc. (NYSE: PRS) that Union Oil does not own.
       Unocal said that the injunction relates to the structure of the minimum condition in the exchange offer and to certain disclosure matters in Unocal's offering materials and in the Schedule 14D-9 which the special committee of Pure's board of directors filed with the Securities and Exchange Commission. Unocal said it will seek to address the concerns raised in the court's opinion.
       Union Oil, which owns 65 percent of the outstanding common stock of Pure, is offering 0.6527 of a share of Unocal common stock for each share of Pure that it does not own. The Union Oil offer, which commenced on Sept. 5, 2002, is scheduled to expire at 12:00 midnight, New York City time, tomorrow.
About Unocal Corporation
         Unocal Corporation is one of the world's leading independent natural gas and crude oil exploration and production companies. Unocal's principal oil and gas activities are in North America, Asia, Latin America, and the North Sea. Unocal is one of the world's largest producers of geothermal energy with operations in the Philippines and Indonesia.
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Filed by Unocal Corporation
Pursuant to Rule 425 under the Securities Act of 1933
of the Securities Exchange Act of 1934
Subject Company: Pure Resources, Inc.
Commission File No. 001-15899
Dated: October 1, 2002